Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553
Southeastern Bank Financial Corp. Reports
$1.3 Million Profit in First Quarter 2010
AUGUSTA, Ga., April 30, 2010 – Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T), today reported quarterly net income of $1.3 million, or $0.19 in diluted earnings per share, for the three months ended March 31, 2010, compared to $56,124, or $0.01 in diluted earnings per share, in the first quarter of 2009.
“Overall, it was a good quarter for our company and shareholders,” said R. Daniel Blanton, president and chief executive officer. “We improved our net interest income and earnings thanks in part to the success of our strategy to aggressively reduce problem assets and convert nonearning assets to earning assets. While we saw only nominal growth in the balance sheet, our loan-loss provision was down significantly from the first quarter of 2009, which led to an increase in our net interest income. Also, we generated significant increases in our retail investment and trust income and we continued to see solid growth in our SB&T subsidiary.”
While total assets for the Company at March 31, 2010, were $1.5 billion, a slight increase from Dec. 31, 2009, total assets for the company’s SB&T subsidiary reflected continued growth, totalling $169.2 million at the close of the first quarter, an increase of $9.6 million, or 6.0 percent, compared to Dec. 31, 2009.
Loans outstanding at the end of the first quarter were $939.5 million, a slight decrease from Dec. 31, 2009, and a decline of 5.8 percent from March 31, 2009. Total deposits were $1.3 billion at March 31, 2010, an increase of $10.4 million from Dec. 31, 2009. Cash and cash equivalents totaled $112.2 million at the end of the first quarter, compared to $148.0 million at Dec. 31, 2009.

Net interest income for the first quarter of 2010 was $10.5 million, a 4.2 percent increase from $10.1 million in the same period a year ago. Noninterest income for the first quarter was $4.0 million, a decrease from $4.5 million for the first quarter of 2009, resulting primarily from lower mortgage volumes. Noninterest expense decreased $401,269 to $9.4 million in the first quarter of 2010, compared to a year ago, due to lower problem loan-related expenses and increased efficiency in the bank’s operations.
Continued trends of reductions in costs of funds for deposits, including the reduced volume of wholesale deposits and borrowings, combined with a decrease in the average volume of non-performing loans led to an expansion in the company’s net interest margin, which grew to 3.07 percent in the first quarter of 2010, compared to 3.03 percent for the three months ended Dec. 31, 2009, and 2.96 percent a year ago. Return on average assets (ROA) was 0.34 percent for the first quarter of 2010, and return on average shareholders’ equity (ROE) was 5.31 percent.
While the company reduced its loan loss provision to $3.3 million in the first quarter of 2010, from $4.7 million in the first quarter of 2009, it continued to increase the allowance for loan losses which is based on management’s assessment of probable risk in the loan portfolio. Allowance for loan losses totaled $23.1 million, or 2.52 percent of loans outstanding at March 31, 2010, compared to $22.3 million, or 2.38 percent of loans outstanding, at Dec. 31, 2009.
Nonperforming assets at March 31, 2010, were 2.52 percent of total assets, compared to 2.70 percent at Dec. 31, 2009, and 3.56 percent at March 31, 2009. Net charge-offs for the first quarter of 2010 totaled 1.07 percent of average loans on an annualized basis, compared to 4.42 percent annualized in the fourth quarter of 2009, and 1.78 percent annualized in the first quarter of 2009. The company held $5.9 million in other real estate owned (OREO) at March 31, 2010, compared to $8.0 million at Dec. 31, 2009, and $7.0 million at March 31, 2009.

“The fact that our nonperforming assets are at the lowest level they have been in 18 months is a good indicator that our credit quality is stabilizing, however we remain cautious while the state and national economies slowly recover” said Blanton. “Our goal moving forward is to remain on track for continued earnings improvement as we look to reap additional benefits from our strategy to reduce problem assets, control expenses and enhance our core banking operations.”
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.5 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and an office in Athens, Ga. SB&T is a federally chartered thrift serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.
Safe Harbor Statement – Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,
	2010	December 31,
	(Unaudited)	2009

Assets

Cash and due from banks	$83,256,590	$123,660,855
Federal funds sold	7,300,000	7,300,000
Interest-bearing deposits in other banks	21,687,276	17,032,784

Cash and cash equivalents	112,243,866	147,993,639

Investment securities
Available-for-sale	376,352,622	306,216,156
Held-to-maturity, at cost (fair values of $311,810 and $491,860, respectively)	310,000	490,000

Loans held for sale	19,736,419	19,156,943

Loans	919,777,398	937,489,634
Less allowance for loan losses	23,137,995	22,338,255

Loans, net	896,639,403	915,151,379

Premises and equipment, net	31,049,670	31,702,655
Accrued interest receivable	5,479,647	6,090,791
Bank-owned life insurance	23,476,954	23,247,879
Restricted equity securities	6,337,700	6,337,700
Other real estate owned	5,864,722	7,973,830
Prepaid FDIC assessment	6,381,773	6,886,319
Deferred tax asset	9,966,044	11,159,725
Other assets	3,520,306	8,711,716

	$1,497,359,126	$1,491,118,732

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$115,489,598	$114,780,339
Interest-bearing:
NOW accounts	247,996,230	210,437,831
Savings	371,699,512	343,739,778
Money management accounts	35,311,097	44,780,787
Time deposits over $100,000	377,485,130	418,750,941
Other time deposits	142,915,572	148,044,382

	1,290,897,139	1,280,534,058

Securities sold under repurchase agreements	2,130,462	3,187,807
Advances from Federal Home Loan Bank	72,000,000	77,000,000
Other borrowed funds	700,000	600,000
Accrued interest payable and other liabilities	11,085,197	13,106,706
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,399,759,444	1,397,375,217

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2010 and 2009, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,673,352 and 6,672,826 shares issued and outstanding in 2010 and 2009, respectively	20,020,056	20,018,478
Additional paid-in capital	62,423,465	62,359,597
Retained earnings	13,946,799	12,692,134
Treasury stock, at cost; 0 shares in 2010 and 2009, respectively	—	—
Accumulated other comprehensive income (loss), net	1,209,362	(1,326,694)

Total stockholders’ equity	97,599,682	93,743,515

	$1,497,359,126	$1,491,118,732

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Interest income:
Loans, including fees	$13,343,446	$13,804,456
Investment securities	3,419,381	4,074,379
Federal funds sold	19,943	24,452
Interest-bearing deposits in other banks	72,150	3,837

Total interest income	16,854,920	17,907,124

Interest expense:
Deposits	5,367,058	6,800,802
Federal funds purchased and securities sold under repurchase agreements	10,838	111,469
Other borrowings	954,540	895,937

Total interest expense	6,332,436	7,808,208

Net interest income	10,522,484	10,098,916

Provision for loan losses	3,288,499	4,749,297

Net interest income after provision for loan losses	7,233,985	5,349,619

Noninterest income:
Service charges and fees on deposits	1,594,449	1,640,725
Gain on sales of loans	1,353,279	2,236,696
Gain on sale of fixed assets	27,024	26,135
Investment securities gains (losses), net	12,675	(163,981)
Retail investment income	335,012	209,152
Trust service fees	287,154	253,344
Increase in cash surrender value of bank-owned life insurance	229,076	180,214
Miscellaneous income	161,119	163,274

Total noninterest income	3,999,788	4,545,559

Noninterest expense:
Salaries and other personnel expense	5,494,529	5,657,934
Occupancy expenses	1,171,045	1,141,124
Other operating expenses	2,766,618	3,034,403

Total noninterest expense	9,432,192	9,833,461

Income before income taxes	1,801,581	61,717

Income tax expense	546,915	5,593

Net income	$1,254,666	$56,124

Basic net income per share	$0.19	$0.01

Diluted net income per share	$0.19	$0.01

Weighted average common shares outstanding	6,673,334	5,987,948

Weighted average number of common and common equivalent shares outstanding	6,673,334	5,998,578

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